Amendment No. 1 to Administration, Bookkeeping and Pricing Services Agreement

            This Amendment No. 1 to Administration, Bookkeeping and Pricing Services Agreement (this “Amendment”), dated December 19, 2013 is entered into between Westcore Trust, a Massachusetts Business Trust (the “Trust”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

            WHEREAS, the Trust and ALPS entered into an Administration, Bookkeeping and Pricing Services Agreement dated May 1, 2012 (the “Agreement”); and

            WHEREAS, ALPS and the Trust wish to amend the Agreement to (i) include a new series of the Trust, (ii) include new names for certain series of the Trust and (iii) reflect the reorganization of the Westcore Small-Cap Opportunity Fund into the Westcore Small-Cap Value Dividend Fund.

            NOW THEREFORE,

1.            The Parties agree to delete Appendix A in its entirety and replace it with a new Appendix A attached hereto.

2.            Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

WESTCORE TRUST                                     ALPS FUND SERVICES, INC.

By:  /s/ Todger Anderson                                By:  /s/ Jeremy O. May

Name:  Todger Anderson                               Name:  Jeremy O. May

Title:  President                                               Title:  President

APPENDIX A

FUND LIST

Westcore Growth Fund

Westcore Plus Bond Fund

Westcore MIDCO Growth Fund

Westcore Blue Chip Dividend Fund

Westcore Flexible Income Fund

Westcore Colorado Tax Exempt Fund

Westcore Mid Cap Value Dividend Fund

Westcore International Small-Cap Fund

Westcore Select Fund

Westcore Small-Cap Growth Fund

Westcore Small Cap Value Dividend Fund

Westcore Micro-Cap Opportunity Fund